Exhibit 99.2

POLARIS INDUSTRIES INC.
CONSOLIDATED BALANCE SHEETS
(In thousands except per share data)
(unaudited)

December 31,	2003	2002
Assets
Current Assets
Cash and cash equivalents	$82,761	$81,193
Trade receivables, net of allowance for doubtful accounts of $5,638 and $4,435	51,885	51,001
Inventories	182,835	155,858
Prepaid expenses and other	10,718	10,136
Deferred tax assets	59,517	45,471

Total current assets	387,716	343,659
Property and Equipment
Land, buildings and improvements	67,561	62,089
Equipment and tooling	337,297	325,042

	404,858	387,131
Less accumulated depreciation	(228,437)	(217,535)

Net property and equipment	176,421	169,596
Investments in Affiliates and Retail Credit Deposit	79,578	65,185
Deferred Tax Assets	—	2,427
Goodwill, Net	24,295	24,267
Intangible and Other Assets, net	3,342	3,512

Total Assets	671,352	608,646

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$65,987	$88,462
Accrued expenses:
Compensation	39,730	35,572
Warranties	30,673	30,936
Sales promotions and incentives	63,481	39,460
Dealer Holdback	73,561	73,651
Other	34,506	25,005
Income taxes payable	22,540	20,427

Total current liabilities	330,478	313,513
Deferred income taxes	3,488	0
Borrowings under credit agreement	18,008	18,027

Total Liabilities	$351,974	$331,540

Shareholders’ Equity:
Preferred stock $0.01 par value, 20,000 shares authorized, no shares issued and outstanding	—	—
Common stock $0.01 par value, 80,000 shares authorized, 21,681 and 22,300 shares issued and outstanding	$217	$223
Additional paid-in capital	—	—
Deferred compensation	(8,922)	(12,106)
Retained earnings	330,422	289,656
Accumulated other comprehensive income (loss)	(2,339)	(667)

Total shareholders’ equity	319,378	277,106

Total Liabilities and Shareholders’ Equity	$671,352	$608,646

Note: Shares and earnings per share data have not been adjusted to reflect the two-for-one stock split declared on January 22, 2004 and payable on March 8, 2004 to shareholders of record on March 1, 2004.

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in Thousands)
(unaudited)

	For the Year Ended December 31,

	2003	2002	2001

Cash Flows From Operating Activities
Net income	$110,929	$103,592	$91,414
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	54,780	57,527	52,550
Noncash compensation	14,275	16,212	15,455
Non-cash income from affiliates and financial services arrangements	(9,300)	(9,196)	(12,463)
Deferred income taxes	(8,131)	7,211	(9,725)
Changes in current operating items —
Trade receivables	(884)	5,118	11
Inventories	(26,977)	(3,141)	(9,226)
Accounts payable	(22,475)	(13,092)	12,056
Accrued expenses	37,328	13,713	57,922
Income taxes payable	8,502	9,203	(25)
Others, net	(2,282)	5,624	(9,388)

Net cash provided by operating activities	155,765	192,771	188,581

Cash Flows From Investing Activities:
Purchase of property and equipment	(61,436)	(56,575)	(53,982)
Investments in affiliates and financial services arrangements	(21,647)	(28,301)	(31,479)
Distributions from affiliates and financial services arrangements	16,554	25,275	36,448
Purchase of businesses	—	(726)	(3,753)

Net cash used for investing activities	(66,529)	(60,327)	(52,766)

Cash Flows From Financing Activities:
Borrowings under credit agreement	453,001	347,000	717,596
Repayments under credit agreement	(453,020)	(347,016)	(746,621)
Repurchase and retirement of common shares	(73,125)	(76,389)	(49,207)
Cash dividends to shareholders	(26,657)	(25,273)	(22,846)
Proceeds from issuance of stock under employee plans	12,133	9,897	3,424

Net cash used by financing activities	(87,668)	(91,781)	(97,654)

Increase (decrease) in cash and cash equivalents	1,568	40,663	38,161
Cash and Cash Equivalents
Beginning	81,193	40,530	2,369

Ending	$82,761	$81,193	$40,530